Exhibit 99	Contact: Frank J. Murdolo
Vice President – Investor Relation
Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
212-224-6714
Frank.Murdolo@frx.com

Forest Laboratories Announces Peter J. Zimetbaum, M.D.
Named to Board of Directors

NEW YORK, December 9, 2009 -- Forest Laboratories, Inc. (NYSE: FRX) announced today Peter J. Zimetbaum, M.D., has been named to the Board of Directors.  Dr. Zimetbaum was elected to serve unanimously by the Board at the Company's last regularly scheduled Board of Directors meeting held in New York.  With Dr. Zimetbaum’s appointment Forest’s Board of Directors is increased from eight to nine members.

Howard Solomon, Chairman and CEO of Forest commented: "Dr. Zimetbaum is a nationally recognized and dedicated physician in the field of cardiology and also has a research focus in the clinical management of atrial fibrillation and the qualitative and quantitative evaluation of the electrocardiogram.  He has received significant academic appointments early in his career at the Harvard Medical School.  Medical science is essentially the basis for all that we do and we expect Dr. Zimetbaum’s insights, experience and extraordinary intelligence to be of great value as we go forward in developing and acquiring new product opportunities.  We are pleased to have a Board that includes highly qualified medical experts in the fields of diabetes, infectious diseases and now cardiovascular disease."

Dr. Zimetbaum is currently Director of Clinical Cardiology at the Beth Israel Deaconess Medical Center in Boston and an Associate Professor of Medicine at the Harvard Medical School in Boston.

Dr. Zimetbaum received his M.D. degree from Albert Einstein College of Medicine in 1990 and is Board Certified in both Cardiovascular Medicine and Cardiovascular Electrophysiology.

About Forest Laboratories

Forest Laboratories (NYSE: FRX) is a U.S.-based pharmaceutical company with a long track record of building partnerships and developing and marketing products that make a positive difference in people’s lives.  In addition to its well-established franchises in therapeutic areas of the central nervous and cardiovascular systems, Forest’s current pipeline includes product candidates in all stages of development and across a wide range of therapeutic areas.  The company is headquartered in New York, NY.  To learn more about Forest Laboratories, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and any subsequent SEC filings.

SOURCE:  Forest Laboratories, Inc.